UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 1, 2025

VIMEO, INC.

(Exact name of registrant as specified in charter)

Delaware	001-40420	85-4334195
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

330 West 34th Street, 5th Floor New York, NY 10001	10001
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (212) 524-8791

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of exchange on which registered
Common Stock, par value $0.01	VMEO	The Nasdaq Stock Market LLC (Nasdaq Global Select Market)

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§ 230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§ 240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangement of Certain Officers.

Appointment of Interim Chief Financial Officer

On October 1, 2025, the Compensation and Human Capital Management Committee (the “Committee”) of the Board of Directors of Vimeo, Inc. (the “Company”) appointed Austin Kaplicer to serve as the Company’s Interim Chief Financial Officer, effective immediately. Mr. Kaplicer, age 46, currently serves as the Senior Vice President, Controller of the Company and has held such position since October 2024. Prior to his current role, Mr. Kaplicer served as the Vice President, Assistant Controller of the Company. Mr. Kaplicer will continue in his role as Controller while serving as Interim Chief Financial Officer.

In connection with Mr. Kaplicer’s promotion to serve as the Company’s Interim Chief Financial Officer, on October 1, 2025, the Company and Mr. Kaplicer entered into a letter agreement (the “Interim CFO Letter”) which provides for the following adjustments to Mr. Kaplicer’s compensation arrangements, effective as of October 1, 2025:

•	Annual base salary of $400,000; and
•	Eligibility to receive severance equal to six months of his base salary and COBRA benefits for six months upon an involuntary termination of Mr. Kaplicer’s employment without “cause” or for “good reason” (each, as defined in the Company’s 2021 Stock and Annual Incentive Plan), subject to his execution of the Company's standard severance agreement.

There are no family relationships, as defined in Item 401(d) of Regulation S-K, between Mr. Kaplicer and any of the Company’s directors or executive officers, or persons nominated or chosen to become a director or an executive officer of the Company. There is no arrangement or understanding between Mr. Kaplicer and any other person pursuant to which he was selected as the Company’s Interim Chief Financial Officer. Mr. Kaplicer does not have any direct or indirect material interest in any transaction or proposed transaction required to be disclosed under Item 404(a) of Regulation S-K. Except as noted above, there were no material changes made to Mr. Kaplicer’s compensatory arrangements, or awards granted, in connection with his appointment as the Company’s Interim Chief Financial Officer.

The foregoing description of the terms of the Interim CFO Letter is not complete and is qualified in its entirety by the full text of the Interim CFO Letter, which is filed as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Munson Consulting Services Agreement

As previously disclosed, Gillian Munson stepped down from her role as the Company’s Chief Financial Officer effective as of September 30, 2025. On October 1, 2025, the Company entered into a Consulting Services Agreement (the “Consulting Agreement”) with Ms. Munson, pursuant to which she agreed to provide certain consulting services to the Company, including assistance through the closing of the transactions contemplated by that certain Agreement and Plan of Merger, dated as of September 10, 2025, by and between Bending Spoons US Inc., a Delaware corporation, Bending Spoons S.p.A., an Italian societá per azioni (solely for purposes of the sections specified therein), Bloomberg Merger Sub Inc., a Delaware corporation, and the Company (the “Merger”).

Ms. Munson is expected to provide consulting services through the earlier of (i) January 31, 2026 or (ii) the closing of the Merger. In the event the closing of the Merger does not occur prior to January 31, 2026, the term of the Consulting Agreement may be extended by mutual agreement between Ms. Munson and the Company. In consideration of the services provided by Ms. Munson under the Consulting Agreement, Ms. Munson will be eligible to receive a consulting fee of $100,000 per month, prorated for any partial month of her engagement. Upon the closing of the Merger, subject to her continued engagement through the closing date, Ms. Munson will continue to be entitled to receive a cash bonus of $600,000, subject to her execution of a general release of claims in favor of the Company.

The foregoing description of the terms of the Consulting Agreement is not complete and is qualified in its entirety by the full text of the Consulting Agreement, which is filed as Exhibit 10.2 to this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
10.1*	Interim Chief Financial Officer Letter Agreement, dated as of October 1, 2025, by and between Vimeo.com, Inc. and Austin Kaplicer
10.2*	Consulting Services Agreement, dated as of October 1, 2025, by and between Vimeo.com, Inc. and Gillian Munson
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

*Management contract or compensatory plan or arrangement

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

VIMEO, INC.

By:	/s/ Jessica Tracy
Name:	Jessica Tracy
Title:	General Counsel & Secretary

Date: October 3, 2025

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